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                                                                   Exhibit 10.21





                            ASSET PURCHASE AGREEMENT

                                      among

                                WATERLINK, INC.,
                                   as "BUYER"

                        GREAT LAKES ENVIRONMENTAL, INC.,
                                   as "SELLER"

                                 LAWRENCE FIELD

                                       and

                                   DAVID FIELD

                                 August 28, 1995



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                               TABLE OF CONTENTS

                                    Omitted

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                            ASSET PURCHASE AGREEMENT
                            ------------------------

          THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made effective August 31, 1995, among WATERLINK, INC., a Delaware corporation ("Buyer"), GREAT LAKES ENVIRONMENTAL, INC., an Illinois corporation ("Seller"), LAWRENCE FIELD, and DAVID FIELD (each a "Shareholder" and, collectively, the "Shareholders"), who together own a majority of the shares of Seller.

                             BACKGROUND INFORMATION
                             ----------------------

          A. Seller and the Shareholders are engaged in the development, manufacture, distribution and sale of water treatment systems (the "Great Lakes Environmental Business"); and

          B. Seller and the Shareholders desire to sell, and Buyer desires to purchase, on the terms and conditions set forth in this Agreement, substantially all the assets and properties of Seller used in connection with and relating to the Great Lakes Environmental Business.

                             STATEMENT OF AGREEMENT
                             ----------------------

          The parties to this Agreement (the "Parties") hereby acknowledge the accuracy of the above Background Information and agree as follows:

                                    ARTICLE I
                                    ---------

                             ASSETS TO BE PURCHASED
                             ----------------------

          Section 1.1 SALE AND PURCHASE OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.6), Seller shall convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest of Seller at the Closing in and to the following assets, properties, and rights of Seller:

          (a) All leases of real property and improvements entered into by Seller listed on Schedule 1.1(a), along with all appurtenant rights, easements and privileges appertaining or relating thereto, and all buildings, fixtures and improvements located thereon and therein (the "Real Property Leases");

          (b) All good and usable inventory and work-in-progress of Seller that has not been written off by Seller, all machinery, equipment, tooling, parts, molds, jigs, dies, furniture, office supplies, magnetic tapes, software materials, discs and other programming and computer materials and other tangible personal property used or usable in connection with the conduct of Seller's business, including, without limitation, the items listed on Schedule 1.1(b) (the "Personal Property");

          (c) All automobiles and other vehicles listed on Schedule 1.1(c) (the "Vehicles");

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          (d) All franchises, licenses, permits, consents and certificates of any regulatory, administrative or other government agency or body issued to or held by Seller necessary or incidental to the conduct of Seller's business (to the extent the same are transferable), including, without limitation, the items listed on Schedule 1.1(d) (the "Permits");

          (e) All inventions, trade secrets, proprietary rights, proprietary knowledge, know-how, software, trademarks, names, trade names, marks, symbols, advertising materials, packaging, service marks, logos, and copyrights, and all applications therefor, registrations thereof and licenses in respect thereof, including, without limitation, all rights in and to the name "Great Lakes Environmental, Inc." and any substantially similar names and marks and further including, without limitation, the patents and trademarks listed on Schedule 1.1(e) (collectively, the "Proprietary Rights");

          (f) All leases of equipment, vehicles or other tangible personal property used at or in connection with Seller's business, including, without limitation, the leases of equipment and vehicles listed on Schedule 1.1(f) (the "Equipment Leases");

          (g) All contracts, agreements, contract rights, license agreements, franchise rights and agreements, insurance policies, and purchase and sales orders; and report on current backlog and open quotation listing, whether oral or written, listed on Schedule 1.1(g) (the "Contracts");

          (h) All books of account, customer lists, files, papers and records relating to Seller's business, which shall be subject to Seller's right to reasonably inspect and copy;

          (i) All deposits related to Seller's business and listed on Schedule 1.1(i);

          (j) All goodwill of Seller's business; and

          (k) All telephone and facsimile numbers for Seller's offices and facilities, including, without limitation, the telephone numbers listed on
Schedule 1.1(k).

All of the assets, properties and business to be conveyed, sold, transferred, assigned and delivered to Buyer pursuant to this Section 1.l are hereinafter collectively referred to as the "Property."

          Section 1.2 EXCLUDED ASSETS. There shall be excluded from the assets, properties, rights and business of Seller to be conveyed, sold, transferred, and assigned to Buyer under this Agreement, all accounts receivable, notes receivable and investments, including cash, all causes of action, judgments and claims or demands arising out of or relating to the Property prior to the Closing, all corporate minute books, stock records, corporate seals, treasury shares and tax returns and supporting schedules of Seller (which shall be subject to Buyer's right to inspect and copy) and those items listed on Schedule
1.2. All of the assets which shall be retained by the Seller pursuant to this
Section 1.2 are hereinafter collectively referred to as the "Excluded Property."

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          Section 1.3 NON-ASSIGNMENT OF CERTAIN CONTRACTS. Notwithstanding
anything to the contrary in this Agreement, to the extent that the assignment hereunder of any item listed on Schedule 1.3 of this Agreement shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall use its best efforts to obtain the consent of such other party to an assignment to Buyer. If such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such lease, agreement, contract, contractual right, claim, cause of action or the like, as the case may be, including enforcement, for the account and benefit of Buyer, of any and all rights of Seller against any other person arising out of the breach or cancellation by such other person or otherwise.

          Section 1.4 PURCHASE PRICE. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Property and in full payment therefor (a) Buyer shall assume the Assumed Liabilities as provided in Section 2.1 at the Closing, (b) Buyer shall remit to Seller a cash payment (the "Cash Payment") at the Closing in immediately available funds in the amount of Five Million Dollars ($5,000,000.00), plus an amount equal to the value at the Closing of the good and usable inventory and work-in-progress of Seller that has not been written off by Seller, valued in accordance with past practice; (b) a promissory note at the Closing in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) in the form attached to this Agreement as Exhibit A (the "Buyer Note") payable to the Seller in accordance with its terms; and (c) such number of shares of common stock in Waterlink, Inc., a Delaware corporation ("Waterlink") and the sole shareholder of Buyer (the "Waterlink Shares") as will, when valued per share at the price at which the most recent equity investment in Waterlink by Brantley Venture Partners, LLP, was made, be valued at Five Hundred Thousand Dollars ($500,000).

          Section 1.5 PURCHASE PRICE ALLOCATION. Seller and Buyer hereby agree that the aggregate purchase price for the Property shall be allocated for purposes of this Agreement and for federal, state and local tax purposes as set forth on Schedule 1.5. Buyer and Seller covenant and agree to file all federal, state, local and foreign tax returns in accordance with the foregoing allocation.

          Section 1.6 CLOSING. The "Closing" shall mean the deliveries to be made by Buyer, Seller and the Shareholders, respectively, in accordance with this Agreement and shall take place at 10:00 a.m., local time on August 31, 1995, at the offices of Baker & Hostetler, 3200 National City Center, 1900 East Ninth Street, Cleveland, Ohio 44114, or at such other place or date as may be agreed upon from time to time in writing by Buyer and the Seller (the "Closing Date").

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                                   ARTICLE II

                            ASSUMPTION OF OBLIGATIONS
                            -------------------------

          Section 2.1 ASSUMPTION OF CERTAIN OBLIGATIONS. Subject to the provisions of this Agreement, from and after the Closing, Buyer shall assume the following obligations of Seller, to the extent the same have not been discharged or satisfied prior to the Closing: (i) all liabilities and obligations arising out of or relating to the Real Property Leases, the Permits, the Contracts, and the Equipment Leases to the extent such liabilities and obligations arise or are first required to be performed after the Closing, (ii) all liabilities and obligations arising out of those matters listed on Schedule 2.1 hereto to the extent such liabilities and obligations arise or are first required to be performed after the Closing, and (iii) all policies of insurance currently maintained by Seller, which shall insure against loss, damage or diminution in value to the Great Lakes Environmental Business. All of the liabilities to be assumed by Buyer pursuant to this Section 2.1 are hereinafter collectively referred to as the "Assumed Liabilities."

          Section 2.2 DISCLAIMER OF CERTAIN OBLIGATIONS. With the exception of the Assumed Liabilities, Buyer shall not by the execution and performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Seller or of the Shareholders, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof, including, by way of example and not of limitation, all liabilities for the payment of money listed on the balance sheet of Seller as at June 30, 1995 (the "June 30 Balance Sheet") and for the twelve-month period ended December 31, 1994, copies of which are attached to this Agreement as Exhibit B, and all current liabilities of Seller for the payment of money incurred in or as a result of the conduct of Seller's business prior to the Closing. All of the liabilities which shall be retained by the Seller pursuant to this Section 2.2 are hereinafter collectively referred to as the "Retained Liabilities."

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

          Buyer hereby represents and warrants to Seller and the Shareholders that the statements contained in this Article II [sic] are true, correct and complete:

          Section 3.1 ORGANIZATION AND STANDING. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware with full power and authority, to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.

          Section 3.2 POWER AND AUTHORITY. Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement and the

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transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

          Section 3.3 CONFLICTS; CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated by this Agreement will:

          (a) Violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time, or both, would constitute a default) under, or entitle any third party (with the giving of notice, the passage of time, or both) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of the articles of incorporation or code of regulations of Buyer, or any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease, or other instrument or obligation which would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement;

          (b) Violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Buyer or its properties or assets which would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement; or

          (c) Require Buyer to obtain any action or consent or approval of, or review by, or registration with any third party, court or governmental body or other agency, instrumentality or authority.

          Section 3.4 LITIGATION. There is no suit, claim, action, proceeding, or investigation pending or, to the best knowledge of Buyer, threatened against Buyer which is reasonably likely to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

          Section 3.5 BROKERAGE AND FINDER'S FEES. Neither Buyer nor any of its members or employees has incurred, or will incur, on behalf Buyer, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                         OF SELLER AND THE SHAREHOLDERS
                         ------------------------------

          Seller and each Shareholder hereby jointly and severally represent and warrant to Buyer that the statements contained in this Article IV are true, correct, and complete:

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          Section 4.1 ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois with full power and authority (corporate and other) to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated, and conducted.

          Section 4.2 SUBSIDIARIES. Seller has no subsidiaries. Neither Shareholder controls any companies. As used herein, a "subsidiary" shall mean a corporation of which Seller owns directly or indirectly more than fifty percent (50%) of the outstanding securities entitled generally to vote for the election of directors.

          Section 4.3 CORPORATE POWER AND AUTHORITY. Seller has all requisite corporate power and authority to enter into and perform this Agreement and to carry out its obligations under this Agreement.

This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

          Section 4.4 CONSENTS AND APPROVALS. Except as set forth in Schedule 4.4, neither the execution and delivery of this Agreement by Seller or either Shareholder nor the consummation of the transactions contemplated by this Agreement requires or will require any action or consent or approval of, or review by, or registration with any third party, court or governmental body or other agency, instrumentality or authority.

          Section 4.5 FINANCIAL STATEMENTS.

               (a) Seller has furnished to Buyer (i) the consolidated balance sheets of Seller as of and for the years ended December 31, 1994, December 31, 1993, and December 31, 1992, and the related consolidated statements of income, retained earnings, and changes in financial position for the years then ended, which have been examined by and accompanied by the report of Dennis D. Tysl and Company, Ltd. (the "Audited Financial Statements"), and (ii) the consolidated balance sheet of Seller at June 30, 1995, and the related consolidated statements of income, retained earnings, and consolidated changes in financial position for the six (6) month period then ended (the "Interim 1995 Financial Statements"). As soon as practicable after the Closing, Seller will deliver the consolidated balance sheet of Seller as of the Closing, and the related consolidated statements of income, retained earnings, and consolidated changes in financial position for the eight (8) month period then ended (the "Closing Financial Statements") (the Audited Financial Statements, the Interim 1995 Financial Statements and the Closing Financial Statements are hereinafter sometimes collectively referred to as the "Financial Statements"). The Financial Statements have been initialed for identification by the president of Seller, have been prepared from and are in accordance with the books and records of Seller, and have

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          been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and fairly present the financial condition of Seller as of the dates stated and the results of operations of Seller for the periods then ended in accordance with such practices.

               (b) The Closing Financial Statements shall be accompanied by the report of Dennis D. Tysl and Company, shall have been prepared from and be in accordance with the books and records of Seller and in accordance with generally accepted accounting principles applied on a basis consistent with that used in the Audited Financial Statements (including the taking and valuation of a physical inventory), and shall fairly present the financial condition of Seller as of such date and the results of operations of Seller for such period then ended in accordance with such practices.

          Section 4.6 INVENTORIES. Except as set forth in such Schedule 4.6: (a) all of the inventories of Seller consist of a quality and quantity usable and merchantable in the ordinary and usual course of business, except for obsolete, damaged, or slow-moving items or items of below-standard quality, all of which have been written off or written down to fair market value prior to the Financial Statements, or, to the extent there are obsolete or damaged items or items of below-standard quality which have not been so written off or written down, there is a valid and fully collectible claim by Seller against the manufacturer or supplier thereof for an amount adequate to compensate fully Seller therefor; (b) all individual items of inventory valued in excess of $1,000 not written off Seller's books are at the net realizable value and are expected to be used in the ordinary course within twelve months, and have been priced at actual cost; and (c) the quantities of each type of inventory are not excessive, but are reasonable and warranted in the present circumstances of Seller's business.

          All manufacturer chargebacks known to Seller have been properly claimed, accounted for and received by Seller. Neither Seller nor any Shareholder has received from any manufacturer any notice or claim of any non-reversals or other discrepancies with respect to any chargebacks, and all chargeback payments received by Seller have been and will be retained by Seller.

          Section 4.7 UNDISCLOSED LIABILITIES. Except as disclosed in Schedule
4.7 and Schedule 4.20, Seller has no liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent or otherwise and whether due or to become due) that is not being assumed by Seller as provided in Section 2.1, except those set forth in the Financial Statements and those arising after the date of this Agreement under agreements or other commitments specifically identified in Schedule 4.20.

          Section 4.8 ABSENCE OF CERTAIN CHANGES. Except as set forth in
Schedule 4.8, since June 30, 1995, there has not been:

          (a) Any material adverse change in the business, operations, assets, properties, customer base, prospects, rights or condition (financial or otherwise) of Seller or any occurrence,

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circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change (a "Material Adverse Effect"), including without limitation any material adverse change relating to Seller's relationship with any customer or supplier;

          (b) Any increase in any benefits granted under any bonus, stock option, profit-sharing, pension, retirement, severance, deferred compensation, insurance, or other direct or indirect benefit plan, payment or arrangement made to, with or for the benefit of any such person;

          (c) Any transaction entered into or carried out by Seller other than in the ordinary and usual course of Seller's business consistent with past practices, or any material change in Seller's method of doing business or any change in its accounting principles or practices or its method of application of such principles or practices;

          (d) Any borrowing or agreement to borrow funds by Seller, any incurring by Seller of any other obligation or liability (contingent or otherwise), except liabilities incurred in the usual and ordinary course of Seller's business (consistent with past practices), or any endorsement, assumption or guarantee of payment or performance of any loan or obligation of any other person by Seller;

          (e) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the property or assets of Seller, or any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of any of the properties or assets of Seller, other than sales of inventory in the usual and ordinary course of business for fair equivalent value;

          (f) Any purchase of or any agreement to purchase assets (other than inventory purchased in the ordinary course of business consistent with past practices) for an amount in excess of $5,000 for any one purchase made by Seller or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by Seller exceeding an aggregate of $5,000;

          (g) Any loan or advance made by Seller to any person other than loans made to Seller's customers in the ordinary course of business consistent with past practices not exceeding $5,000, in the aggregate, to any customer;

          (h) Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any material term, condition or provision of any contract, agreement, license or other instrument to which Seller is a party, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business; or

          (i) Any labor dispute or disturbance adversely affecting the business operations or condition (financial or otherwise) of Seller, including without limitation the filing of any petition

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or charge of unfair labor practice with any governmental or regulatory authority, efforts to effect a union representation election, actual or threatened employee strike, work stoppage or slow down.

          Section 4.9 TAXES.

               (a) Seller has duly paid all taxes, assessments, fees and other governmental charges (hereinafter, simply "taxes") payable by Seller. Seller has duly filed all federal, state, local and foreign tax returns and tax reports required to be filed by it, all such returns and reports are true, correct and complete, none of such returns and reports have been amended, and all taxes, arising under or reflected on such returns and reports have been fully paid or shall be fully accrued as liabilities in the Financial Statements and shall be timely paid. No claim has been made by authorities in any jurisdiction where Seller did not file tax returns that it is or may be subject to taxation therein.

               (b) Seller has delivered to Buyer copies of all federal, state, local, and foreign income tax returns filed with respect to Seller for taxable periods ended on or after December 31, 1992. Schedule 4.9 includes a list of all states, territories and jurisdictions to which any tax is properly payable by Seller. Schedule 4.9 sets forth the dates and results of any and all audits conducted by taxing authorities within the last five years or otherwise with respect to any tax year for which assessment is not barred by any applicable statute of limitations. No waivers of any applicable statute of limitations for the filing of any tax returns or payment of any taxes or assessments of any deficient or unpaid taxes are outstanding. All deficiencies proposed as a result of any audits have been paid or settled. There is no pending or, to the best knowledge of Seller and the Shareholders, threatened federal, state, local or foreign tax audit or assessment of Seller and no agreement with any federal, state, local or foreign taxing authority that may affect the subsequent tax liabilities of Seller.

               (c) All taxes attributable to the existence or operation of Seller as at or through the Closing Date shall, to the extent not already paid, be paid by Seller and the Shareholders, as the case may be.

               (d) Except as set forth in Schedule 4.9, there exists no tax-sharing agreement or arrangement pursuant to which Seller is obligated to pay the tax liability of any other person, or to indemnify any other person with respect to any tax.

               (e) Seller is a duly-qualified subchapter "S" corporation under the Internal Revenue Code of 1986, as amended.

          Section 4.10 COMPLIANCE WITH LAW. Seller has complied and is in compliance in all material respects with all laws, statutes, ordinances, orders, rules, regulations, policies and guidelines promulgated, and all judgments, decisions and orders entered, by any federal, state, local or

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foreign court or governmental authority or instrumentality which are applicable or relate to Seller or its business or properties and relate directly or indirectly to the protection, preservation, conservation, restoration, or quality of the environment (collectively, the "Applicable Environmental Laws"), and Seller has complied and is in compliance in all material respects with all other laws, statutes, ordinances, orders, rules, regulations, policies, and guidelines promulgated, and all judgments, decisions and orders entered, by any federal, state, local or foreign court or governmental authority or instrumentality which are applicable or relate to Seller or its business or properties (collectively, with the Applicable Environmental Laws, the "Applicable Laws"). Seller has all franchises, licenses, permits, covenants, authorizations, approvals and certifications necessary or appropriate for the operation of its business or the ownership of its properties. Schedule 4.10 includes a list of all material franchises, licenses, permits, consents, authorizations, approvals and certificates owned by Seller (collectively, the "Permits"), each of which is currently valid and in full force and effect. Except as set forth in Schedule 4.10, Seller is not in violation of any of the Permits, and there is no pending nor, to the best knowledge of Seller and the Shareholders, any threatened proceeding which could result in the revocation, cancellation or inability of Seller to renew any Permit. Seller has not been charged with or given notice of any violation of any of the Applicable Laws which violation has not been remedied in full (without any remaining liability of Seller).

          Section 4.11 PROPRIETARY RIGHTS. Except as set forth in Schedule 1.1(e), Seller is the sole and exclusive owner of all right, title and interest in and to all Proprietary Rights free and clear of all liens, claims, charges, equities, rights of use, encumbrances and restrictions whatsoever, and there is not pending or, to the best knowledge of Seller and the Shareholders, threatened any investigation, proceeding, inquiry or other review by any federal, state, local or foreign regulatory, administrative or governmental office or offices with respect to Seller's right, title or interest in any Proprietary Right.

          Other than those Proprietary Rights listed in Schedule 1.1(e), no name, patent, invention, trade secret, customer list, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of Seller in substantially the same manner as such business is presently conducted. The business of Seller has not been and are not being conducted in material contravention of any trademark, copyright or other proprietary right of any person.

          Except as set forth in Schedule 1.1(e), none of the Proprietary
Rights: has been hypothecated, sold, assigned or licensed by Seller, or to the best knowledge of Seller and the Shareholders, any person; infringe upon or violate the rights of any person; are subject to challenge, claims of infringement, unfair competition or other claims; or are being infringed upon or violated by any person. Except as set forth in Schedule 1.1(e), Seller has not given any indemnification against patent, trademark or copyright infringement as to any equipment, materials, products, services or supplies, which Seller uses, licenses or sells; no product, process, method or operation presently sold, engaged in or employed by Seller infringes upon any rights owned by any other person; and there is no pending or, to the best knowledge of Seller and the

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Shareholders, threatened any claim or litigation against Seller contesting the right of Seller to sell, engage in or employ any such product, process, method, or operation.

          Section 4.12 RESTRICTIVE DOCUMENTS OR LAWS. With the exception of the matters listed in Schedule 4.12, Seller is not a party to or bound under any mortgage, lien, lease, agreement, contract, instrument, law, order, judgment or decree, or any similar restriction not of general application which materially and adversely affects, or reasonably could be expected to so affect (a) the business, operations, assets, properties, prospects, rights, or condition (financial or otherwise) of Seller; (b) the continued operation by Buyer of Seller's business after the Closing Date on substantially the same basis as such business is currently operated; or (c) the consummation of the transactions contemplated by this Agreement.

          Section 4.13 CONTRACTS AND COMMITMENTS. There are no contracts, commitments, leases, permits, and other instruments (written or oral) binding upon Seller with respect to the Property or the business or operations of Seller except as set forth in Schedules 1.1(f ) and (g). Prior to Closing, Seller shall have delivered to Buyer true and complete copies of all items listed on Schedules 1.1(f) and (g) and any amendments thereof. All of such contracts, commitments, leases, permits and instruments are in full force and effect and are valid, binding and enforceable with their respective provisions, and Seller is not in default nor has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a default with respect to the payment or performance of any obligation thereunder; and no claim of such a default has been asserted and there is no basis upon which such a claim could validly be made. No notice has been received by Seller claiming any such default by Seller or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same.

          Section 4.14 PERSONAL PROPERTY. Schedules 1.1(b), (c) and (f) hereto contain a complete list of all tangible personal property owned by Seller and used in connection with the operation of Seller's business.

          Section 4.15 REAL PROPERTY. Neither the Seller nor any Subsidiary of the Seller owns any interest in any real property.

          Section 4.16 TITLE TO THE PROPERTY. Seller has good and marketable title to the Property, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges, clouds and restrictions of any nature whatsoever, except those securing liabilities assumed by Buyer pursuant to this Agreement, those permitted under Section 6.2(a), those set forth on Schedule 4.16 or those approved in writing by Buyer prior to the Closing. Except as set forth in Schedule 4.16, no financing statement under the Uniform Commercial Code or similar law naming Seller or any of its predecessors has been filed in any jurisdiction, and Seller is not a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement. By virtue of the deliveries made at the Closing, Buyer will obtain good and marketable title to the Property, free and clear of all liens, mortgages, pledges, encumbrances, security interests, charges and equities of any nature whatsoever, except as set forth above.

          Except as set forth in Schedule 4.16, all real property, plants and structures and all machinery and equipment and tangible personal property owned, leased or used by Seller and material to the operation of its business are suitable for the purpose or purposes for which they are being used and are in good condition and repair, ordinary wear and tear excepted. To the best of Seller's knowledge, there are no material structural defects in the exterior walls or the interior bearing walls, the foundation or the roof of any plant, building, garage or other such structure owned, leased, or used by Seller, and the electrical, plumbing, heating systems, and air conditioning systems, of any such structure are in good operating condition, ordinary wear and tear excepted. The utilities servicing the real properties owned, leased, or used by Seller are adequate to permit the continued operation of its business and there are no pending or, to the best knowledge of Seller and the Shareholders, threatened zoning, condemnation or eminent domain proceedings, building, utility or other moratoria, or injunctions or court orders which would materially affect such continued operation. Schedule 4.16 lists, and Seller and the Shareholders have furnished or made available to Buyer, copies of all engineering, geologic and environmental reports prepared by or for Seller, or with respect to the real property owned, leased or used by Seller, if any.

          Except as set forth in Schedule 4.16, to the best of Seller's knowledge, no real or personal property owned, leased, or used by Seller has been used to produce, process, store, handle, or transport any hazardous or toxic substance or waste (as those terms are defined or described in the Applicable Environmental Laws), except to the extent immaterial quantities of hazardous substances are used as an incidental aspect of the operation of Seller's business. No hazardous or toxic substance or waste has been disposed of or discharged on, leaked from, or has otherwise contaminated any real property owned, leased or used by Seller. No asbestos or substances containing material quantities of asbestos have, been installed in any such property. There are no oil or gas wells capped or uncapped or piping, structures, fixtures or other appliances relating thereto an or about any such property and no such property has been used as a landfill.

          Section 4.17 BROKERS, FINDERS. There is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Seller or either Shareholder, or which has submitted the transactions contemplated by this Agreement to Seller or either Shareholder, and which is or might be entitled to any fee, commission, or other payment from Seller as a direct or indirect result of the transactions contemplated by this Agreement or any other transaction for the contemplated sale of any assets of Seller or any capital stock in Seller.

          Section 4.18 LEGAL PROCEEDINGS, ETC. Except as described in Schedule 4.18: (a) there are no (and over the last five years there have been no) claims, proceedings, suits, or investigations (collectively, "actions") pending or, to the best knowledge of Seller and the Shareholders, threatened against or relating to Seller (or any of its officers or directors in connection with the business or affairs of Seller), before any federal, state, local or foreign court or governmental body; and (b) to the best knowledge of Seller and the Shareholders, there exist no disputes, conflicts, or circumstances providing the basis for a dispute or conflict which could result in any such action. There are no actions pending or to the best knowledge of Seller and the Shareholders, threatened for the purpose of enjoining or preventing this Agreement of any other transaction contemplated by this Agreement or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. Except as disclosed in such Schedule 4.18, Seller is not subject to any judgment, order or decree, or any governmental restriction, which has a reasonable probability of having a Material Adverse Effect or which may materially adversely affect the ability of Seller to acquire any property or conduct business in any area.

          Section 4.19 ERISA.

               (a) Schedule 4.19 identifies each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") which (i) is subject to any provision of ERISA and
          (ii) is or was at any time during the last 5 years maintained, administered or contributed to by Seller or any affiliate (as defined below) and covers any employee or former employee of Seller or any affiliate or under which Seller or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements), and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the three most recent annual reports (Form 5500 and all related schedules) and actuarial valuation reports, if any, prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans." For purposes of this section, "affiliate" of any person or entity means any other person or entity which, together with such person or entity, would be treated as a single employer under Section 414 of the Code or is an "affiliate," whether or not incorporated, as defined in Section 407(d) (7) of ERISA of such person or entity. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in section 3(2) of ERISA (the "Pension Plans") are identified as such on Schedule 4.19.

               (b) Each Employee Plan which is intended to be qualified under
          Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Sectior 501(a) of the Code. Seller has furnished to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

               (c) There is no contract, agreement, plan or arrangement covering any employee or former employee of Seller or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of the Code.

               (d) Schedule 4.19 identifies each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, severance benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Seller or any of its affiliates, and (iii) covers any employee or former employee of Seller or any of its affiliates. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Buyer, are referred to collectively herein as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

               (e) Except as set forth in Schedule 4.19, there is no liability in respect of post-retirement health and medical benefits for retired employees of Seller or any of its affiliates, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the Code). Seller has reserved its right to amend or terminate any Employee Plan or Benefit Arrangement providing health or medical benefits in respect of any active employee of Seller under the terms of any such plan and descriptions thereof given to employees. With respect to any of Seller's Employee Plans which are "group health plans" under Section 4980B of the Code and Section 607(l) of ERISA, there has been timely compliance in all material respects with all requirements imposed thereunder so that Seller and its affiliates have no (and will not incur any) loss, assessment, tax penalty, or other sanction with respect to any such plan.

               (f) Except as set forth in Schedule 4.19, there has been no amendment to, written interpretation or announcement (whether or not written) by Seller or any of its affiliates relating to any Employee Plan or Benefit Arrangement which would increase the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended immediately prior to the Closing Date.

               (g) Except as set forth in Schedule 4.19, Seller is not a party or subject to any union contract or any material employment contract or arrangement providing for annual future compensation to any officer, consultant, director or employee.

               (h) The execution and consummation of the transactions contemplated by this Agreement do not constitute a triggering event under any Employee Plan, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (of severance pay or otherwise), acceleration, increase in vesting, or increase in benefits to any current or former participant, employee or director of Seller that has not been specifically disclosed on Schedule 4.19 or which is not material to the financial condition or business of Seller.

               (i) Any reference to ERISA or the Code or any Section thereof shall be construed to include all amendments thereto and applicable regulations and administrative rulings issued thereunder.

          Section 4.20 NO CONFLICT OR DEFAULT. Neither the execution and delivery of this Agreement by Seller or either Shareholder, nor compliance by Seller and the Shareholders with the terms and provisions of this Agreement, including without limitation the consummation of the transactions contemplated by this Agreement, will violate in any material manner any Applicable Laws or Permits or conflict with or result in the breach of any term, condition or provision of the articles of incorporation, bylaws, or other organizational document of Seller, or of any material agreement, deed, contract, undertaking, mortgage, indenture, writ, order, decree, restriction, legal obligation or instrument to which Seller or either Shareholder is a party or by which Seller or either Shareholder or any of their respective assets or properties are or may be bound or affected, or constitute a default (or an event which, with the giving of notice, the passage of time, or both, would constitute a default) thereunder, or result in the creation or imposition of any lien, security interest, charge or encumbrance, or restriction of any nature whatsoever with respect to any material properties or assets of Seller or either Shareholder, or give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to any of the material properties, assets, contracts or business of Seller.

          Section 4.21 BOOKS OF ACCOUNT; RECORDS. Seller's general ledgers, stock record books, minute books and other material records relating to the assets, properties, contracts and outstanding legal obligations of Seller are, in all material respects, complete and correct, and have been maintained in accordance with good business practices and the matters contained therein are appropriate and accurately reflected in the Financial Statements.

          Section 4.22 OFFICERS, EMPLOYEES, REPRESENTATIVES AND COMPENSATION.
Schedule 4.22 sets forth the names of all directors and officers of Seller, the total salary, bonus, fringe benefits and perquisites each received in the fiscal year ended December 31, 1994, and any changes to the foregoing which have occurred subsequent to such fiscal year. Schedule 4.22 also lists and describes the current compensation of the 10 most highly compensated managers of Seller and any other employee of Seller whose total current salary and bonus exceeds $50,000. Schedule 4.22 sets forth the names, addresses and phone numbers of the top ten manufacturer's representatives used by Seller, ranked by commissions earned in 1994 and separately by commissions earned to date in 1995, and the amount of commissions earned and the region of the country represented by each such representative in each such period, and includes an additional list of such representatives that have terminated their relationships with Seller since June 30, 1995, or have notified Seller or either Shareholder since June 30, 1995, that they intend to terminate their relationships with Seller. No changes will be made by Seller in the amount or kind of any of the compensation being paid or provided to any individual or company listed in Schedule

4.22 from the amounts and kinds of compensation described therein prior to the Closing without Buyer's prior written consent. Except as disclosed in Schedule 4.22, there are no other forms of compensation paid to any such director, officer, employee or representative of Seller. Except as disclosed in Schedule 4.22, the amounts accrued on the books and records of Seller for vacation pay, sick pay, and all commissions and other fees payable to agents, salesmen and representatives of Seller will be adequate to cover Seller's liabilities for all such items. Except as set forth in Schedule 4.22, Seller has not become obligated, directly or indirectly, to any stockholder, director or officer of Seller or any person related to such person by blood or marriage, except for current liability for such compensation. Except as set forth in Schedule 4.22, to the best knowledge of Seller and the Shareholders, no shareholder, director, officer, agent or employee of Seller or any person related to such person by blood or marriage holds any position or office with or has any material financial interest, direct or indirect, in any supplier, customer or account of, or other outside business which has material transactions with, Seller. Neither Seller nor either Shareholder has any agreement or understanding with any stockholder, director, officer, employee or representative of Seller which would influence any such person not to become associated with Buyer from and after the Closing or from serving Buyer after the Closing in a capacity similar to the capacity presently held.

          Section 4.23 LABOR RELATIONS. Seller has complied in all respects with all applicable federal, state and local laws, rules, regulations and Executive Orders relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees and the payment of premiums and benefits under applicable worker compensation laws. Except as set forth in
Schedule 4.23, there is no unfair labor practice complaint against Seller pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the best knowledge of Seller and the Shareholders, threatened against or involving Seller. No labor grievance has been filed with Seller which has had or may have a Material Adverse Effect, and no arbitration proceeding, which has had or may have such an effect has arisen out of or under a collective bargaining or other labor agreement and is pending and no claim therefor has been asserted. No collective bargaining or other labor agreement is currently being negotiated by Seller and no union or collective bargaining unit represents any of Seller's employees.

          Section 4.24 CUSTOMERS, SOURCES AND SUPPLIERS. Except as set forth in
Schedule 4.24, no supplier of Seller has indicated that it shall stop, or decrease the rate of, or substantially increase its fees for, supplying products or services to Seller either prior to, or following the consummation of, the Closing. Schedule 4.24 sets forth Seller's ten top sources of revenue in 1994 and includes an additional list of such sources which have terminated their relationships with Seller since June 30, 1995, or have notified Seller or either Shareholder since June 30, 1995, that they intend to terminate their relationships with Seller. Except as set forth in Schedule 4.24, neither Seller nor either Shareholder knows of any such sources of revenue which have indicated that they are considering or planning to (i) discontinue being associated with Seller, (ii) discontinue being associated with Buyer or Seller after the Closing, or (iii) substantially decrease the amount of their purchasing from or referrals to Seller or Buyer or materially alter the terms of such business either before or after the Closing.
Schedule 4.24 also sets forth the terms and conditions of any credit, discount or other terms given by any supplier to Seller outside the usual and ordinary course of business or in excess of 45 days.

          Section 4.25 SPECIAL TERMS; SERVICE OR PRODUCT WARRANTIES. Schedule
4.25 sets forth the terms and conditions of any credit, discount or other terms given by Seller to any customer outside the usual and ordinary course of business or in excess of 45 days. Except as set forth in Schedule 4.25, there have been no product or service warranties or guaranties given by Seller to its customers or others.

          Section 4.26 INVESTMENT REPRESENTATIONS. The Seller represents and warrants to Buyer that it is accepting the Waterlink Shares being delivered to Seller pursuant to Article III for Seller's own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. Seller further represents that it understands that (i) no Waterlink Shares have been registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) thereof, (ii) the Waterlink Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Waterlink Shares will bear a legend to such effect and (iv) Buyer will make a notation on its transfer books to such effect. Seller further understands that the exemption from registration afforded by Rule 144 under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 affords the basis of sales of the Waterlink Shares in limited amounts under certain conditions. Seller (i) acknowledges that it has had a full opportunity to request from Buyer and to review and has received all information which it deems relevant in making a decision to accept the Waterlink Shares being delivered to it hereunder, (ii) will comply with the restrictions on transferability of the Waterlink Shares contained in the Stockholders Agreement, dated as of August 30, 1995, by and among all of the stockholders of Buyer, (iii) is an accredited investor (as defined pursuant to the Securities Act) and has the knowledge and experience in financial and business matters to make its own evaluation of the merits and risks of the investment, and (iv) is able to withstand the total loss of its investment in Buyer.

          Section 4.27 COMPLETE DISCLOSURE. No representation or warranty by Seller or the Shareholders in this Agreement or the Seller Schedules contains, or will contain as of the Closing Date, any untrue statement of a material fact or omits, or will omit as of the Closing Date, a material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES
                            ------------------------

          Section 5.l MUTUAL COVENANTS.

               (a) GENERAL. Each Party shall use all reasonable efforts to take all actions and do all things necessary, proper or advisable to consummate the Closing and the other transactions contemplated by this Agreement, including without limitation using all reasonable efforts to cause the conditions set forth in Article V of this Agreement for which such Party is responsible to be satisfied as soon as reasonably practicable and to prepare, execute, acknowledge or verify, deliver, and file such additional documents, and take or cause to be taken such additional actions, as any other Party may reasonably request to carry out the purposes or intent of this Agreement.

               (b) OTHER GOVERNMENTAL MATTERS. Each Party shall use all reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any court, administrative agency or commission, or other governmental authority or instrumentality that it may be required to give, make or obtain.

          Section 5.2 COVENANTS OF SELLER AND THE SHAREHOLDERS. Seller and each Shareholder jointly and severally agree that:

               (a) DISCLOSURES. After the date of this Agreement, neither Seller nor either Shareholder shall: (i) disclose to any person (other than Buyer or those designated in writing by Buyer) in any manner, directly or indirectly, any proprietary information or data relevant to the business of Seller, whether of a technical or commercial nature, other than in the ordinary course of business, or (ii) use, or permit or assist, by acquiescence or otherwise, any person (other than Buyer or those designated in writing by Buyer) to use, in any manner, directly or indirectly, any such information or data, excepting only (A) use of such data or information as is at the time generally known to the public and which did not become generally known through any breach of any provision of this section by Seller or a Shareholder, and (B) disclosures of information to employees of Seller who need to know such information and use of such information by employees of Seller who need to use such information, in each case only to the extent necessary for the benefit of Seller or Buyer.

               (b) EMPLOYEE RETENTION. Seller and the Shareholders understand that in Buyer's view it is essential to the successful operation of the business of Seller that Seller retain substantially unimpaired their operating organization. At the Closing, Buyer shall enter into a Consulting and Noncompetition Agreement in the form of Exhibit C attached to this Agreement with Lawrence Field, and an Employment and Noncompetition Agreement in the form of Exhibit D attached to this Agreement with David Field.

               (c) INJUNCTIVE RELIEF. Seller and the Shareholders acknowledge and agree that Buyer's remedies at law for any violation of any of Seller's and the Shareholders' obligations under this Article V would be inadequate, and agree that in the event of any such violation, Buyer shall be entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies which may be available to Buyer from time to time.

                                   ARTICLE VI

                                   CONDITIONS
                                   ----------

          Section 6.1 MUTUAL CONDITIONS. The obligations of each of the Parties to consummate the Closing and the other transactions contemplated by this Agreement shall be subject to fulfillment or waiver by each Party of all of the following conditions:

               (a) NO ADVERSE PROCEEDING. No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Closing or the other transactions contemplated by this Agreement shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency which would prevent the Closing or the other transactions contemplated by this Agreement.

               (b) GOVERNMENTAL APPROVALS. Any governmental or other approvals or reviews of this Agreement or the transactions contemplated by this Agreement required under any applicable laws, statutes, orders, rules, regulations, or policies, or any guidelines promulgated thereunder, shall have been received.

               (c) CONSULTING AND EMPLOYMENT AGREEMENTS. Buyer, David Field, Richard Brincks and Walter Jensky shall have executed and delivered their respective Employment Agreements, and Buyer and Lawrence Field shall have executed and delivered the Consulting Agreement.

          Section 6.2 CONDITIONS TO OBLIGATIONS OF SELLER AND THE SHAREHOLDERS. The obligations of Seller and the Shareholders to consummate the Closing and the other transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions unless waived by Seller and the Shareholders in writing:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing.

               (b) PERFORMANCE OF AGREEMENT. Buyer shall have performed and observed in all material respects all obligations and conditions to be performed or observed by it under this Agreement at or prior to the Closing.

               (c) CERTIFICATE. Buyer shall have furnished Seller and the Shareholders with a certificate dated the Closing Date signed on its behalf by its chairman, president or any vice president to the effect that the conditions set forth in Section Section 6.2(a) and (b) have been satisfied.

               (d) OPINION OF COUNSEL. The Seller shall have received the legal opinion, dated the Closing Date, of Baker & Hostetler, counsel to Buyer, in substantially the form attached to this Agreement as Exhibit E.

          Section 5.3[sic] CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the Closing and the other transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions unless waived by Buyer in writing:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and the Shareholders set forth in Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the closing.

               (b) PERFORMANCE OF AGREEMENT. Seller and the Shareholders shall have performed and observed in all material respects all obligations and conditions to be performed or observed by it under this Agreement at or prior to the Closing.

               (c) CERTIFICATE. Seller shall have furnished Buyer with a certificate dated the Closing Date signed by each Shareholder and on Seller's behalf by its chairman, president or any vice president to the effect that the conditions set forth in Sections 5.3(a) and
          (b) have been satisfied.

               (d) OPINION OF COUNSEL. Buyer shall have received the legal opinion, dated the Closing Date, of Thrun, Tallman & Cohn, counsel to Seller and the Shareholders, substantially in the form attached to this Agreement as Exhibit F.

               (e) MATERIAL ADVERSE CHANGES. Seller shall be free from any agreements, restrictions, or conditions, which in the reasonable opinion of Buyer would have a Material Adverse Effect; no agreement or other document or restriction to which Seller is a party or is subject shall be in default as of the Closing Date or be breached by the transactions contemplated by this Agreement, which default or breach would in the reasonable opinion of Buyer have a Material Adverse Effect; and there shall have occurred no material adverse change in the operations, prospects, assets, business, or condition (financial or otherwise) of Seller.

               (f) FINANCIAL STATEMENTS. Ernst & Young LLP shall have reviewed the Financial Statements and shall have furnished Buyer with a written report stating that there are no material inaccuracies in the Financial Statements at least 5 days prior to the Closing (the "Ernst & Young Report").

                                   ARTICLE VII

                                 INDEMNIFICATION
                                 ---------------

          Section 7.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Subject to the limitations set forth in Section 7.3 of this Agreerent and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Buyer, all representations, warranties, covenants and agreements of Seller and the Shareholders in this Agreement and in the Additional Documents (as defined in Section 7.2(iii)) shall survive execution, delivery and performance of this Agreement for a period of eighteen (18) months. All representations and warranties of Seller and the Shareholders set forth in this Agreement and in the Additional Documents shall be deemed to have been made again by Seller and the Shareholders at and as of the Closing. All statements contained in any Additional Document, Exhibit or Schedule hereto shall be deemed representations and warranties of Seller set forth in this Agreement within the meaning of this Article.

          Section 7.2. INDEMNIFICATION.

               (a) Subject to the limitations set forth in Section 7.3 of this Agreement, Seller and the Shareholders hereby agree to jointly and severally indemnify and hold harmless Buyer from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by Buyer, directly or indirectly, as a result of or arising from the following (collectively, "Indemnifiable Claims"):

                    (i) Any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Seller in this Agreement or any facts or circumstances constituting such an inaccuracy, breach or nonfulfillment;

                    (ii) Any liability imposed upon Buyer as transferee of the business or operations of Seller or the Property, or otherwise, except to the extent such liability may be expressly assumed by Buyer pursuant to Section 2.1 hereof;

                    (iii) Any misrepresentation in or any omission from any
               certificate or other document (collectively, the "Additional Documents") furnished or to be furnished by or on behalf of Seller under this Agreement; or

                    (iv) Seller's misapplication of the proceeds of the purchase price of the Property in fraud of its creditors.

               (b) For purposes of this Article, all Damages shall be computed net of (i) any actual income tax benefit resulting therefrom to Buyer which, and (ii) any insurance coverage with respect thereto which, reduces the Damages that would otherwise be sustained; provided, however, that, in all cases, the timing of the receipt or realization of insurance proceeds or income tax benefits shall be taken into account in determining the amount of reduction of Damages.

          Section 7.3. LIMITATIONS ON INDEMNIFICATION. Except as otherwise provided in Section 7.2(b) of this Agreement, Buyer's rights to indemnification hereunder are subject to the limitation that Seller and the Shareholders will not be liable to Buyer for any Damages until the aggregate amount of all Damages equal or exceed a threshold limit of Twenty Thousand Dollars ($20,000), at which time Buyer shall be entitled to indemnification with respect to all Damages, including the first Twenty Thousand Dollars ($20,000) of Damages.

          Section 7.4. PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD-PARTY CLAIMS.

               (a) If Buyer determines to seek indemnification under this Article with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, it shall give notice to Seller of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based; the notice shall set forth such information with respect thereto as is then reasonably available to Buyer. In case any such liability is asserted against Buyer, and Buyer notifies Seller thereof, Seller will be entitled, if it so elects by written notice delivered to Buyer within twenty (20) days after receiving Buyer's notice, to assume the defense thereof with counsel satisfactory to Buyer. Notwithstanding the foregoing, (i) Buyer shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Buyer, (ii) Buyer shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and (iii) the rights of Buyer to be indemnified hereunder shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, Seller is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

               (b) In the event that Seller, within twenty (20) days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of Buyer against such Indemnifiable Claim, Buyer shall have the right to undertake the defense, compromise or settlement of such action on behalf of and for the account and risk of Seller.

               (c) Notwithstanding anything in this Section to the contrary, (i) if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect Buyer, other than as a result of money damages or other money payments, Buyer shall have the right, at its own cost and expense, to defend, compromise or settle such Indemnifiable Claim, and (ii) Seller shall not, without Buyer's written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to Buyer a release from a liability in respect of such Indemnifiable Claim.

          Section 7.5. PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD PARTY CLAIMS. In the event that Buyer asserts the existence of a claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to Seller specifying the nature and amount of the claim asserted. If Seller, within twenty (20) days after the mailing of notice by Buyer, shall not give written notice to Buyer announcing its intent to contest such assertion of Buyer, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that Seller contests the assertion of a claim by giving such written notice to Buyer within said period, then if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten (10) days after such notice, the contested assertion of a claim shall be referred to arbitration in Chicago, Illinois, or any other place mutually agreed upon by the parties, in accordance with the rules then pertaining to the American Arbitration Association. The determination made in accordance with such rules shall be delivered in writing to the parties hereto and shall be final and binding and conclusive upon the parties hereto and the amount of the claim, if any, determined to exist shall be a valid claim. Each party shall pay its own legal, auditing and other fees in connection with such a contest; provided, however, that the fees of any arbitrator and expenses incurred by the arbitrator shall be shared equally by the parties.

          Section 7.6. SETOFF. Notwithstanding any other provision contained herein, it is understood and agreed that at any time following the Closing Buyer may set off from the Buyer Note an amount equal to any and all Damages which are a result of or arise from or relate to any Indemnifiable Claim.

                                  ARTICLE VIII

                                  MISCELLANEOUS
                                  -------------

          Section 8.1 NOTICES. All notices and other communications under this Agreement to any Party shall be in writing and shall be deemed given when delivered personally to that Party, telecopied (with electronic confirmation) to that Party at the telecopy number for that Party set forth below, mailed by certified mail (postage prepaid and return receipt requested) to that Party at the address for that Party set forth below, or delivered to Federal Express or any similar express delivery service for delivery to that Party at that address:

         (a)      If to Buyer:

                  Waterlink, Inc.
                  115 DeWalt Avenue, N.W., Suite 500
                  Canton, Ohio 44702
                  Attention: Theodore F. Savastano
                  Telecopy No.: (216) 455-8134

                  with a copy to:

                  Baker & Hostetler
                  3200 National City Center
                  1900 East Ninth Street
                  Cleveland, Ohio 44114-3485
                  Attention: James B. Griswold, Esq.
                  Telecopy No.: (614) 696-7040

         (b)      If to Seller:

                  Great Lakes Environmental, Inc.
                  463 Vista Avenue
                  Addison, Illinois 60101
                  Attention: David Field
                  Telecopy No.: (708) 543-1169

         (c)      If to the Shareholders, addressed to them at:

                  Great Lakes Environmental, Inc.
                  463 Vista Avenue
                  Addison, Illinois 60101
                  Attention: David Field
                  Telecopy No.: (708) 543-1169

                  in the case of (b) and (c), with a copy to:

                  Thrun, Tallman & Cohn
                  111 East Busse Avenue, Ste. 604
                  Mount Prospect, Illinois 60056
                  Attention: Bradley Cohn, Esq.
                  Telecopy No.: (708) 255-2615

Any Party may change its telecopy number or address for notices under this Agreement at any time by giving the other Parties notice of such change.

          Section 8.2 NON-WAIVER. No failure by any Party to insist upon strict compliance with any term or provision of this Agreement or to seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, the first Party's right to insist upon such strict compliance or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default.

          Section 8.3 GENDERS AND NUMBERS. Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

          Section 8.4 HEADINGS. The headings of the various articles and sections of this Agreement are not part of the context of this Agreement, are merely labels to assist in locating such articles and sections, and shall be ignored in construing this Agreement.

          Section 8.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

          Section 8.6 ENTIRE AGREEMENT. This Agreement (including all exhibits, schedules, and other documents referred to in this Agreement (the "Incorporated Documents"), all of which are hereby incorporated by reference) constitutes the entire agreement, and supersedes all prior discussions, negotiations, agreements and understandings (both written and oral) among the Parties with respect to the subject matter of this Agreement. All obligations of any Party under any Incorporated Document shall constitute an obligation of such Party under this Agreement. Any capitalized terms used in any Incorporated Document which are not otherwise defined therein shall have the respective meanings given such terms in this Agreement.

          Section 8.7 NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties, any rights, remedies or other benefits under or by reason of this Agreement.

          Section 8.8 GOVERNING LAW. This Agreement shall be coverned by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflicts of law. All rights and remedies of each Party under this Agreement shall be cumulative and in addition to all other rights and remedies which may be available to the Party from time to time, whether under this Agreement or otherwise.

          Section 8.9 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective heirs, personal representatives, successors, and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be transferred or assigned by any of the Parties without the prior written consent of the other Parties. Notwithstanding the foregoing, Buyer shall have the right to assign any of its rights, interests or obligations under this Agreement, in whole or in part, to any affiliated person or entity.

          Section 8.10 EXPENSES. Subject to the following paragraph, and except as otherwise specifically provided in this Agreement: (a) Buyer shall pay its costs and expenses associated with the transactions contemplated by this Agreement, including without limitation the fees and expenses of its legal counsel, certified public accountants, and other financial advisors; and (b) the Seller shall pay all costs and expenses of themselves and Seller and the Shareholders associated with this Agreement or the transactions contemplated by this Agreement, including without limitation the fees and expenses of legal counsel, accountants, and financial advisors, including, without limitation, any fees and expenses associated with the preparation of the Financial Statements.

          Section 8.11 PUBLIC ANNOUNCEMENTS. Neither Seller, nor either of the Shareholders shall, without the prior written consent of Buyer make any public announcement or statement with respect to the transactions contemplated in the Agreement, except as may be necessary to comply with applicable requirements of the federal or state securities laws or any governmental order or regulation.

          Section 8.12 SEVERABILITY. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by applicable law, and the Parties shall abide by such court's determination. In the event that any provision of this

Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective representatives as of the day and year first above written.

WATERLINK, INC.                        GREAT LAKES ENVIRONMENTAL, INC.

By:/s/ Theodore F. Savastano           By:/s/ David Field
   ------------------------------         -----------------------------
      Theodore F. Savastano,                 David Field, President
        Chairman

Attest: /s/ Nancy Hamerly              Attest: /s/ Lawrence Field
   ------------------------------             -------------------------

                                       SHAREHOLDERS:

                                       /s/ Lawrence Field
                                       --------------------------------

                                       /s/ David Field
                                       --------------------------------

                            INDEX OF SELLER SCHEDULES
                            -------------------------
         Schedule 1.1(a)            Real Property Leases
         Schedule 1.1(b)            Personal Property
         Schedule 1.1(c)            Vehicles
         Schedule 1.1(d)            Permits
         Schedule 1.1(e)            Proprietary Rights
         Schedule 1.1(f)            Equipment Leases
         Schedule 1.1(g)            Contracts
         Schedule 1.1(i)            Prepaid Expenses
         Schedule 1.1(k)            Telephone Numbers for Seller's Offices and Facilities
         Schedule 1.2               Certain Excluded Assets
         Schedule 1.3               Non-Assignment of Certain Contracts
         Schedule 1.5               Purchase Price Allocation
         Schedule 2.1               Assumed Liabilities
         Schedule 4.4               Consents and Approvals
         Schedule 4.6               Inventory
         Schedule 4.7               Undisclosed Liabilities
         Schedule 4.8               Absence of Certain Changes
         Schedule 4.9               Taxes
         Schedule 4.10              Permits; Compliance with Laws
         Schedule 4.12              Restrictive Documents or Laws
         Schedule 4.16              Properties
         Schedule 4.18              Legal Proceedings
         Schedule 4.19              Employee Benefit Plans
         Schedule 4.22              Officers, Employees, Representatives and
                                    Compensation
         Schedule 4.23              Labor Relations
         Schedule 4.24              Customers, Sources and Suppliers
         Schedule 4.25              Special Terms; Product Warranties


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